As filed with the U.S. Securities and Exchange Commission on September 13, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________________
Aurinia Pharmaceuticals Inc.
(Exact name of Registrant as specified in its charter)

Alberta, Canada	Not Applicable
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

#1203-4464 Markham Street
Victoria, British Columbia
V8Z7X8
(250) 708-4272
(Address of principal executive offices) (Zip code)

Aurinia Pharmaceuticals Inc. Stock Option Plan
Inducement Stock Option Grant
(Full title of the plans)
_____________________________________

CT Corporation
111-8th Avenue
New York, NY 10011
(212) 590-9331
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

John T. McKenna Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000	Peter Greenleaf President and Chief Executive Officer Aurinia Pharmaceuticals Inc. #1203-4464 Markham Street Victoria, British Columbia V8Z 7X8 (250) 708-4272	Stephen P. Robertson Borden Ladner Gervais LLP 1200 Waterfront Centre P.O. Box 48600 Vancouver, British Columbia V7X 1T2 (604) 687-5744
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐    Accelerated filer    ☐
Non-accelerated filer ☐    Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)(3)	Proposed Maximum Offering Price per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common Shares, no par value per share	3,553,383	$6.42 - $6.46	$22,890,854.18	$2,774.37

(1)
Represents common shares, without par value (the "Common Shares"), of Aurinia Pharmaceuticals Inc. (the "Registrant") that are issuable upon the exercise of stock options granted under the Aurinia Pharmaceuticals Inc. Stock Option Plan (the "Stock Option Plan").

(2)
Represents Common Shares that are issuable upon the exercise of stock options granted outside of the Registrant’s Stock Option Plan to a certain individual to induce such individual to accept employment with the Registrant (the “Inducement Grant”).

(3)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares that become issuable under the Stock Option Plan or the Inducement Grant as set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Shares, as applicable.

(4)
Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of (a) the exercise price for the outstanding Inducement Grant and translated from Canadian dollars into United States dollars at the September 12, 2019 closing exchange rate of the Bank of Canada, being U.S.$1.00 = C$ 0.76, and (b) $6.46, the average of the high and low prices of the Registrant’s Common Shares as reported on the Nasdaq Global Market on September 12, 2019, with respect to the shares to be registered pursuant to the Registrant’s Stock Option Plan.

Securities	Number of Shares of Common Shares	Offering Price Per Share	Aggregate Offering Price/Registration Fee
Shares reserved for future grant under the Stock Option Plan	1,953,383 (1)	$6.46 (4)(b)	$12,618,854.18
Shares issuable upon the exercise of the Inducement Grant	1,600,000 (2)	$6.42 (4)(a)	$10,272,000.00
Proposed Maximum Aggregate Offering Price:			$22,890,854.18
Registration Fee:			$2,774.37

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 for the purpose of registering 1,953,383 Common Shares issuable to eligible persons under the Stock Option Plan and 1,600,000 Common Shares issuable upon the exercise of the Inducement Grant. The Inducement Grant was granted outside of the Stock Option Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*
The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the Stock Option Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Certain Documents by Reference.
The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:

1.	Our Annual Report on Form 40-F, as filed with the SEC on March 19, 2019, which contains our audited consolidated financial statements for the year ended December 31, 2018.

2.
All other reports filed by us under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2018 and prior to the date of this Registration Statement.

3.
The description of our Common Shares contained in our Annual Report on Form 40-F, as filed with the SEC on March 19, 2019, including any amendment or report filed for the purpose of amending such description.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document, provided that reports on Form 6-K shall be so deemed incorporated by reference only if and to the extent indicated in such reports.

Item 4.    Description of Securities.
Common Shares

Item 5.    Interests of Named Experts and Counsel.
Not applicable.

Item 6.    Indemnification of Directors and Officers.
Under the Business Corporations Act (Alberta) (the “ABCA”), except in respect of an action by or on behalf of the Registrant or a Related Entity (as defined below) to procure a judgement in its favor, the Registrant may indemnify a present or former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of another entity of which the Registrant is or was a shareholder or creditor (“Related Entity”), and the director’s or officer’s heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding (a “Proceeding”) to which the director or officer is made a party by reason of being or having been a director or officer of the Registrant or Related Entity and provided that such person acted honestly and in good faith with a view to the best interests of the Registrant and Related Entity, as applicable and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that such person’s conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. Any of the persons described in the first sentence of this paragraph is entitled to indemnification from the Registrant as a matter of right if the person seeking indemnity (a) was substantially successful on the merits of such person’s defence of the action of proceeding, (b) fulfilled the conditions set forth above, and (c) is fairly and reasonably entitled to indemnity.

The Registrant may advance monies to any person described above for the costs, charges and expenses of a Proceeding. However, the person must repay the monies if the person does not fulfill the conditions set forth above.
The foregoing description is qualified in its entirety by reference to the ABCA.
The Registrant is a party to an indemnity agreement with each director and officer of the Registrant providing that if such director or officer is or was involved in any threatened, pending or completed Proceeding by reason of the fact that such director or officer is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another entity, including service with respect to employee benefit plans, whether the basis of such Proceeding is an alleged action in an official capacity while serving as a director or officer, such director or officer will be indemnified and held harmless by the Registrant to the fullest extent authorized by and in the manner set forth in the ABCA against all expense, liability and loss reasonably incurred or suffered by such director or officer in connection therewith. Under such indemnity agreements, the Registrant may indemnify any of its directors or officers in connection with a Proceeding (or part thereof) initiated by such director or officer only if such Proceeding (or part thereof) is authorized by the board of directors of the Registrant or if such Proceeding is a successful Proceeding, in whole or in part, by a director or officer for claims under an indemnity agreement.
The ABCA provides that the Registrant may purchase and maintain insurance for the benefit of any persons described in the first sentence of the first paragraph of this section against any liability incurred by the person in the person’s capacity as a director or officer of the Registrant or Related Entity, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the Registrant or Related Entity, as applicable.
The Registrant maintains directors’ and officers’ liability insurance. The policies insure (a) the directors and officers of the Registrant against losses arising from claims against them for certain of their actual or alleged wrongful acts (as defined within the insurance policy), (b) the Registrant for payments made pursuant to the Registrant’s indemnification of its directors and officers and (c) the Registrant when it is directly named in a securities claim. The policies provide a maximum coverage in any one policy year of U.S.$40 million in annual claims (subject to deductibles of U.S.$2.5 million per claim, payable by the Registrant). The premiums for the policies were not allocated between directors and officers as separate groups.
By-law No. 2 of the Registrant provides that, except as otherwise provided in the ABCA, no director or officer will be liable for:

a)	the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in a receipt or act for conformity;

b)	any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by, for, or on behalf of the Registrant;

c)	the insufficiency or deficiency of any security in or upon which moneys of or belonging to the Registrant shall be invested;

d)
any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person, firm or corporation with whom any monies, securities or other effects of the Registrant is lodged or deposited; or

e)	any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any monies, securities or other assets of or belonging to the Registrant.

f)	any other loss, damage, or misfortune that may arise out of the execution of the duties of a director’s or officer’s respective office or trust or in relation thereto, unless the foregoing shall happen by or through such director’s or officer’s failure to exercise the powers and to discharge the duties of their office honestly and in good faith with a view to the best interests of the Registrant and through a failure to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Form	File Number	Exhibit	File Date
4.1	Articles of Amalgamation of Aurinia Pharmaceuticals Inc., as amended, as currently in effect.	S-8	333-216447	4.1	March 3, 2017
4.2	By-Law No. 2 of Aurinia Pharmaceuticals Inc., as currently in effect.	S-8	333-216447	4.2	March 3, 2017
5.1*	Opinion of Borden Ladner Gervais LLP
23.1*	Consent of Borden Ladner Gervais LLP (included in Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers LLP, Independent Auditor.
24.1*	Power of Attorney (included on the signature page of this Form S-8).
99.1	Aurinia Pharmaceuticals Inc. Stock Option Plan	S-8	333-216447	99.1	March 3, 2017
99.2	Form of Option Commitment under the Aurinia Pharmaceuticals Inc. Stock Option Plan	S-8	333-216447	99.2	March 3, 2017
99.3*	Option Commitment dated April 29, 2019, by and between Aurinia Pharmaceuticals Inc. and Peter Greenleaf

*	Filed herewith

Item 9.    Undertakings.
The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the SEC promulgated under the Securities Act:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.
Date: September 13, 2019
AURINIA PHARMACEUTICALS INC.
By: /s/ Peter Greenleaf
Peter Greenleaf
President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Peter Greenleaf and Dennis Bourgeault, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter Greenleaf	Chief Executive Officer and President	September 13, 2019
Peter Greenleaf	(Principal Executive Officer)

/s/ Dennis Bourgeault	Chief Financial Officer	September 13, 2019
Dennis Bourgeault	(Principal Financial Officer and
Principal Accounting Officer)

/s/ George M. Milne, Jr.	Director	September 13, 2019
George M. Milne, Jr., Ph.D.	Chairman of the Board

/s/ David R.W. Jayne	Director	September 13, 2019
David R.W. Jayne, M.D.

/s/ Hyuek Joon Lee	Director	September 13, 2019
Hyuek Joon Lee, Ph.D.

/s/ Joseph P. Hagan	Director	September 13, 2019
Joseph P. Hagan

/s/ Michael Hayden	Director	September 13, 2019
Michael Hayden, Ph.D., M.D.

/s/ Daniel Billen	Director	September 13, 2019
Daniel Billen, Ph.D.

/s/ R. Hector MacKay-Dunn	Director	September 13, 2019
R. Hector MacKay-Dunn, Q.C.